ABN AMRO Series 1999 1 Aggregate Statement of Principal and Interest Distributions to Certificateholders for 200201 to 200212
Class	Principal	Interest	Ending Principal Balance
R (Component R 1)	0.00	0.00	0.00
A 1	0.00	0.00	0.00
A 10	2,976,943.64	0.00	0.00
A 2	14,523,925.12	330,785.31	0.00
A 3	1,699,539.84	887,882.47	12,825,460.16
A 4	4,848,690.61	1,932,732.37	26,907,309.39
A 5	0.00	600,345.96	9,683,000.00
A 6	35,985,063.65	2,041,622.86	16,245,646.02
A 7	31,019,681.34	707,884.99	45,942,174.90
A 8	8,064,513.93	134,127.00	0.00
A 9	1,861,041.68	230,068.14	0.00
B 1	31,159.69	145,568.72	2,222,635.16
B 2	15,580.52	72,787.49	1,111,365.28
B 3	13,631.78	63,683.59	972,361.17
B 4	7,790.93	36,396.86	555,730.34
B 5	9,692.67	45,380.19	673,963.01
M	77,899.92	363,924.95	5,556,635.59
R (Component R 2)	0.00	0.00	0.00